As filed with the Securities and Exchange Commission on June 30, 2004
Registration No. 333-_____

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

ALTIGEN COMMUNICATIONS, INC.
(Exact name of Registrant as specified in its charter)

Delaware	94-3204299
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

ALTIGEN COMMUNICATIONS, INC.
4555 Cushing Parkway
Fremont, California 94538
(510) 252-9712

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

     1999 STOCK OPTION PLAN
1999 EMPLOYEE STOCK PURCHASE PLAN
(Full title of the Plans)

Gilbert Hu
Chief Executive Officer
ALTIGEN COMMUNICATIONS, INC.
4555 Cushing Parkway
Fremont, California 94538
(510) 252-9712

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Issac Vaughn, Esq.
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304
(650) 493-9300

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

1999 Stock Option Plan, as amended Common Stock, $0.001 par value	916,638 shares (1)	$3.0200 (2)	$2,768,246.76 (2)	$350.74

1999 Employee Stock Purchase Plan, as amended Common Stock, $0.001 par value	848,868 shares (1)	$2.5670 (2)	$2,179,044.16 (3)	$276.08

TOTAL REGISTRATION FEES				$626.82

(1)	This registration statement shall also cover any additional shares of common stock which become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration which results in an increase in the number of the outstanding shares of common stock.

(2)	The proposed maximum offering price per share was determined pursuant to Rule 457(h) under the Securities Act of 1933, solely for the purpose of calculating the registration fee, to be equal to $3.02 per share, the average of the high and low price of the Registrant’s common stock as reported on the Nasdaq Stock Market on June 24, 2004.

(3)	The proposed maximum offering price per share was determined pursuant to Rule 457(h) under the Securities Act of 1933, solely for purposes of calculating the registration fee, to be equal to $2.5670 per share, which is the average of the high and low price of the registrant’s common stock as reported on The Nasdaq Stock Market on June 24, 2004, multiplied by 85%, which is the percentage of the trading price applicable to purchases under the ESPP.

ALTIGEN COMMUNICATIONS, INC.
REGISTRATION STATEMENT ON FORM S-8

EXPLANATORY NOTE

     The contents of Registration Statement No. 333-94783 and Registration Statement No. 333-82090 on Form S-8 as filed with the Securities and Exchange Commission (the “Commission”) on January 14, 2000 and February 4, 2002, respectively, are incorporated herein by reference to the extent not replaced hereby.

     This Registration Statement is filed pursuant to Item E under the general instruction on Form S-8 under the Securities Act of 1933, as amended, with respect to 1,765,506 additional shares of Common Stock that may be issued under AltiGen Communications, Inc.’s (the “Registrant”) 1999 Stock Plan and 1999 Employee Stock Purchase Plan (collectively, “the Plans”) as a result of certain automatic annual increases in the number of shares authorized for issuance under the Plans.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Documents by Reference.

     The following documents and information previously filed with the Commission are hereby incorporated by reference:

1.	The Registrant’s Annual Report on Form 10-K for the year ended September 30, 2003, filed on December 29, 2003.
2.	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, filed with the Commission on May 17, 2004.
3.	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2003, filed with the Commission on February 17, 2004.
4.	The description of the Common Stock of the Registrant that is contained in the Registration Statement on Form 8-A filed pursuant to Section 12 of the Exchange Act, on September 22, 1999.
5.	Definitive Proxy Statement on Schedule 14A filed with the Commission on January 9, 2004.

     All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.     Description of Securities.

      Not applicable.

Item 5.     Interests of Named Experts and Counsel.

      Not applicable.

Item 6.     Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

     The Registrant’s Amended and Restated Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

     The Registrant’s Second Amended and Restated Bylaws (the “Bylaws”) provides for the indemnification of officers, directors and third parties acting on behalf of the Registrant if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of the Registrant, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.

     The Registrant has entered into indemnification agreements with its directors and executive officers, in addition to indemnification provided for in the Registrant’s Bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

Item 7.     Exemption from Registration Claimed.

      Not applicable.

Item 8.     Exhibits.

     The Exhibits listed on the accompanying Index to Exhibits are filed as part hereof, or incorporated by reference into, this Registration Statement. (See Exhibit Index below.)

Item 9.     Undertakings.

          (a)     The undersigned Registrant hereby undertakes:

               (1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

               (2)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b)     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c)     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the items described in Item 6 of Part II of this registration statement, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in City of Fremont, State of California on June 30, 2004.

ALTIGEN COMMUNICATIONS, INC.

By:	/s/ Gilbert Hu

Gilbert Hu
President and Chief Executive Officer

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Gilbert Hu and Philip McDermott and each of them, acting individually, as his attorney-in-fact, with full power of substitution, for him in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments) and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney to any and all amendments to the registration statement.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Gilbert Hu
Chief Executive Officer (principal
Gilbert Hu	executive officer) and Director	June 30, 2004

/s/ Philip McDermott
Chief Financial Officer (principal
Philip McDermott	financial and accounting officer)	June 30, 2004

/s/ Richard Black
Director
Richard Black		June 30, 2004

/s/ Kenneth Tai
Director
Kenneth Tai		June 30, 2004

/s/ Tacheng Chester Wang
Director
Tacheng Chester Wang		June 30, 2004

INDEX TO EXHIBITS

Exhibit
Number		Document

5.1		Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation with respect to the legality of securities being registered (Counsel to the Registrant)

10.4	*	1999 Stock Option Plan, as amended

10.5	**	1999 Employee Stock Purchase Plan, as amended, and form of subscription agreement

23.1		Consent of Deloitte & Touche, LLP (Independent Public Accountants)

23.2		Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit 5.1 hereto)

24.1		Power of Attorney (see page II-4)

*	Previously filed as an exhibit to Registrant’s Annual Report on Form 10-K (File No. 000-27427), filed December 29, 2003.
**	Incorporated by reference to the Registrant’s Annual Report on Form 10-K (File No. 000-27427), filed December 29, 2003.